EXHIBIT NO. 99.1

Cypress Energy Partners, L.P. Announces First Quarter Results

TULSA, Oklahoma.--(BUSINESS WIRE)—May 16, 2016

Cypress Energy Partners, L.P. (NYSE:CELP) today reported:

●	Cash Distribution of $4.8 million to Unit Holders maintained at $0.406413 per unit: approximately 5% above the MQD of $0.3875 per unit.
●	Temporary sponsor support with relief of the quarterly $1.0 million administrative fee paid pursuant to our omnibus agreement.
●	Completion of approximately $5 million in annual cost reductions.
●	Over 90% of our inspection clients and 85% of our revenues are generated from investment grade customers.

Peter C. Boylan III, CELP’s Chairman, and Chief Executive Officer stated, “Today we announced our first quarter 2016 operating performance, and that we maintained and paid last Friday our distribution at a rate of $0.406413 per unit, consistent with the same distribution per unit the last six quarters, despite the continued challenging environment in the energy industry. The quarter was weaker than we had previously expected in all three segments as many clients adjusted their budgets and plans for 2016. After reviewing our results, we concluded that it was time to reduce our cost structure like the substantial majority of other energy companies have done during this downturn. Fortunately, CELP’s businesses do not require substantial capital expenditures. We finished the quarter with a solid balance sheet and approximately $26 million of cash, an increase from the prior quarter.. Additionally, the subordinated nature of approximately 50% of our units from our IPO protects common unitholders who have the right to first receive available cash up to the minimum quarterly distribution before the subordinated unitholders would receive any cash distribution. Our sponsor, Cypress Energy Holdings, LLC (“CEH”), and its affiliates are aligned with our common unitholders, with an approximate 65% ownership interest in CELP. As a result of this alignment, CEH has stepped forward in support of the unitholders with temporary relief of the administrative fee paid to CEH pursuant to the Omnibus Agreement, which would have charged $1.0 million to CELP this quarter. This temporary relief will likely continue until the end 2016 or such earlier time that our business results improve, as determined by CEH.”

Mr. Boylan continued, “Previously, unlike most other energy companies, we had not been required to adjust our cost structure and in fact had continued to add expense and personnel. After reviewing our results, we decided it was prudent to adjust our cost structure to align it with our level of activity. In the Water & Environmental Services segment, we temporarily shut-in one facility and have reduced hours of operations and staffing at several other facilities. In the Pipeline Inspection Services segment, we modified our G&A cost structure to more efficiently execute our current volume of business while maintaining capacity to grow. In the Integrity Services segment, we consolidated our Texas operations to reduce duplication and our cost structure to address the material slow-down in offshore work. These actions taken to right-size our cost structure and protect liquidity and distributions during this downturn, total approximately $5 million in annual cost savings. These actions are complete and should be seen immediately in the second quarter and future periods.”

In conclusion Mr. Boylan commented, “Pipeline inspection and integrity services remain great businesses that are federally mandated to protect our nation’s critical energy infrastructure. The new proposed DOT PHMSA rules will materially benefit our business if enacted. Our team continues to focus on organic growth opportunities with our customer relationships, as well as acquisitions. We continue to win new customers and business that will surface in coming periods.

First Quarter:

●	Revenue of $73.5 million for the three months ended March 31, 2016 compared with $94.1 million in same period of 2015 as a result of fewer inspectors, and project delays or cancellations.
●	Gross margin of $7.8 million or 10.6% compared to $10.5 million or 11.2% in same period a year ago.
●

Adjusted EBITDA of $3.1 million for the three months ended March 31, 2016 (including non-controlling interests) compared to $5.6 million for the same period of 2015. Adjusted EBITDA attributable to CELP of $3.2 million for the three months ended March 31, 2016, compared to adjusted EBITDA attributable to CELP of $5.0 million for the same period of 2015.

●	Net loss of $1.4 million for the three months ended March 31, 2016, compared to net income of $2.8 million for the three months ended March 31, 2015
●

Net loss attributable to CELP limited partners of $26 thousand for the three months ended March 31, 2016, compared to net income attributable to CELP limited partners of $2.7 million for the same period of 2015.

●	Distributable cash flow of $1.8 million for the three months ended March 31, 2016 representing a decrease of 57.8% from the same period of 2015.
●	A common unit coverage ratio of 0.77x and a coverage ratio of 0.38x before the approximate $5 million in cost reductions compared to Q4 2015 coverage ratio of 0.76x.
●

A leverage ratio of approximately 3.44x compared to a 4.0x covenant and an interest coverage ratio of 3.92x compared to a 3.0X covenant on March 31, 2016 pursuant to the terms of our credit facilities.

●	Cash of $25.9 million compared to $24.2 million at the end of Q4 2015, an increase of 7%.

Highlights include:

●	We averaged 1,130 inspectors per week for the first quarter of 2016.
●

We disposed 3.7 million barrels of saltwater at an average revenue per barrel of $0.68 for the first quarter of 2016, compared with disposing 4.6 million barrels of saltwater at an average revenue per barrel of $0.92 for the first quarter of 2015.

●	Maintenance capital expenditures for the three months ended March 31, 2016 were $99 thousand, reflecting the limited maintenance capital expenditures required to operate our businesses.
●

Our expansion capital expenditures during the first quarter of $0.3 million were related to our continued expansions in Pipeline Integrity services to purchase new NDE technology for a new investment-grade client.

Looking forward:

●

Recently proposed gas pipeline safety regulations announced by the U.S. Department of Transportation's Pipeline and Hazardous Materials Safety Administration (PHMSA) included a 550 page notice of proposed rulemaking to revise the pipeline safety regulations for onshore gas transmission and gathering pipelines. Essentially, the proposal would broaden the scope of monitoring, testing and repairing pipes as well as the types of assets subject to protocols. In addition to expanding the coverage to gathering pipelines, PHMSA is also proposing to delete the “grandfather clause” and require all gas transmission pipelines constructed before 1970 be subjected to a hydrostatic spike pressure test. Currently, pipes built before 1970 are exempted from certain pipeline safety regulations (e.g. a requirement to pressure test the pipeline/ verify its integrity to establish maximum allowable operating pressure (MAOP)). This could involve a significant increase in testing as approximately 60% of total U.S. natural gas pipelines were installed before 1970, according to a study commissioned by The INGAA Foundation, Inc. Additionally, PHMSA would like to expand protocols to include pipelines located in areas of medium population density or Moderate Consequence Area (MCAs). If passed, this would likely require integrity management, material documentation verification as well as MAOP verification for pipes in these areas. PHMSA estimates that approximately 41,000 miles of MCA pipe would require an assessment within 15 years under this proposed rule.

●

To date, we have seen some growth in our average inspector headcounts from the averages experienced in Q1 2016. We have been awarded several new contracts for 2016 including a new master services agreement for pipeline inspection services with another investment-grade company for which we have not previously provided services. We also continue to renew several sizeable existing contracts.

●

Based upon the relatively flat average inspector headcounts we have experienced over the most recent periods, we have taken steps to right-size our G&A costs which should lead to over $1 million in annualized savings related to the Pipeline Inspection Services business and approximately $0.8 million in the remaining quarters of 2016.

●

During the quarter, approximately 98% of total water volumes came from produced water, and piped water represented approximately 43% of total water volumes. When commodity prices improve and drilling activity increases, we expect to have significant operating leverage with our cost structure and minimal maintenance capital expenditure requirements as volumes increase. A substantial number of drilled and uncompleted wells (“DUC’s”) exist around our various SWD facilities. As prices improve, we expect to benefit materially from the completion of these DUC’s.

●

We continue to work collaboratively with our customers to help them address the downturn in commodity prices and their need to reduce operating expenses until prices recover. We also continue to carefully evaluate market pricing on a facility-by-facility basis. In response to these conditions we have temporarily shut in one facility and reduced the hours of operations and staffing at several other facilities. We also plan to invest $0.3 million in automation technology to further enhance our water and environmental margins and cash flow. These steps along with other steps taken to right-size our costs related to the Water & Environmental Services business should lead to approximately $1 million of savings on an annualized basis and approximately $0.6 million in the remaining quarters of 2016.

●

Our Integrity Services business Q1 2016 results were materially below our expectations even with strong bid volume win rates as customers continue to delay their decisions on various project start dates. In response to these conditions, we have consolidated our operations in Texas to increase our field personnel utilization and also have adjusted our G&A costs, leading to nearly $3 million in annualized savings and approximately $1.6 million in the remaining quarters of 2016 in this segment. We have also lowered our bid margins to support our customers and meet the competition.

●

Our general partner also continues to support substantial costs associated with the new ERP implementation that should benefit CELP with additional cost efficiencies as the project is completed over the next two quarters.

CELP also announced that it will file its quarterly report on Form 10-Q for the three months ended March 31, 2016 with the Securities and Exchange Commission later today. CELP will also post a copy of the Form 10-Q on its website at www.cypressenergy.com.

CELP will host an earnings call on Monday, May 16, 2016, at 11:00am EDT (10:00am CDT) to discuss its first quarter 2016 financial results. Analysts, investors, and other interested parties may access the conference call by dialing Toll-Free (US & Canada): (888) 390-3983 or International Dial-In (Toll): (862) 255-5354. An archived audio replay of the call will be available on the investor section of our website at www.cypressenergy.com beginning at 10:00am EDT (9:00am CDT) on May 18, 2016.

CELP defines Adjusted EBITDA as net income, plus interest expense, depreciation and amortization expenses, income tax expenses, impairments, offering costs, non-cash allocated expenses and equity based compensation. CELP defines Distributable Cash Flow as Adjusted EBITDA attributable to limited partners excluding cash interest paid, cash income taxes paid and maintenance capital expenditures. Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity or the ability to service debt obligations. CELP believes that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. CELP uses Distributable Cash Flow as a supplemental financial measure to assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships, as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA and Distributable Cash Flow may not be comparable to a similarly titled measure of other companies, thereby diminishing their utility. A reconciliation of Adjusted EBITDA and Distributable Cash Flow to net income is shown below.

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While CELP believes its expectations as reflected in the forward-looking statements are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a growth-oriented master limited partnership that provides midstream services including pipeline inspection, integrity and hydrostatic testing services to energy, E&P, public utility companies and midstream companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal and other water and environmental services to U.S. energy E&P companies and their vendors in North Dakota in the Williston Basin, and West Texas in the Permian Basin. In all three of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations and reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact: Cypress Energy Partners, L.P.
Les Austin, 918-748-3907
Chief Financial Officer
les@cypressenergy.com

CYPRESS ENERGY PARTNERS, L.P.

Unaudited Condensed Consolidated Balance Sheets

As of March 31, 2016 and December 31, 2015

(in thousands, except unit data)

	March 31, 2016	December 31, 2015
		(as adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$25,850	$24,150
Trade accounts receivable, net	40,704	48,265
Prepaid expenses and other	1,989	2,329
Total current assets	68,543	74,744
Property and equipment:
Property and equipment, at cost	24,136	23,706
Less: Accumulated depreciation	6,039	5,369
Total property and equipment, net	18,097	18,337
Intangible assets, net	31,851	32,486
Goodwill	65,363	65,273
Other assets	-	42
Total assets	$183,854	$190,882

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$2,420	$2,205
Accounts payable - affiliates	517	913
Accrued payroll and other	8,572	7,095
Income taxes payable	529	350
Total current liabilities	12,038	10,563
Long-term debt	135,269	139,129
Deferred tax liabilities	393	371
Asset retirement obligations	117	117
Total liabilities	147,817	150,180

Owners' equity:
Partners’ capital:
Common units (5,928,067 and 5,920,467 units outstanding at March 31, 2016 and December 31, 2015, respectively)	(1,890)	253
Subordinated units (5,913,000 units outstanding at March 31, 2016 and December 31, 2015)	56,767	59,143
General partner	(25,876)	(25,876)
Accumulated other comprehensive loss	(2,203)	(2,791)
Total partners' capital	26,798	30,729
Non-controlling interests	9,239	9,973
Total owners' equity	36,037	40,702
Total liabilities and owners' equity	$183,854	$190,882

CYPRESS ENERGY PARTNERS, L.P.

Unaudited Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2016 and 2015

(in thousands, except unit and per unit data)

	Three Months Ended March 31,
	2016	2015

Revenues	$73,474	$94,066

Costs of services	65,714	83,517

Gross margin	7,760	10,549

Operating costs and expense:

General and administrative	6,189	5,262

Depreciation, amortization and accretion	1,225	1,258

Operating income	346	4,029

Other (expense) income:

Interest expense, net	(1,618)	(1,007)

Other, net	23	8

Net income (loss) before income tax expense	(1,249)	3,030

Income tax expense	112	204

Net income (loss)	(1,361)	2,826

Net income (loss) attributable to non-controlling interests	(367)	167
Net income (loss) attributable to partners / controlling interests	(994)	2,659

Net income (loss) attributable to general partner	(968)	-
Net income (loss) attributable to limited partners	$(26)	$2,659

Net income (loss) attributable to limited partners allocated to:

Common unitholders	$(13)	$1,330

Subordinated unitholders	(13)	1,329
	$(26)	$2,659

Net income (loss) per common limited partner unit - basic and diluted	$(0.00)	$0.22

Net income (loss) per subordinated limited partner unit - basic and diluted	$(0.00)	$0.22

Weighted average common units outstanding - basic and diluted	5,923,167	5,915,159

Weighted average subordinated units outstanding - basic and diluted	5,913,000	5,913,000

Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands)

	Three Months Ended March 31,
	2016	2015
	(in thousands)

Net income (loss)	$(1,361)	$2,826
Add:
Interest expense	1,618	1,007
Depreciation, amortization and accretion	1,433	1,315
Income tax expense	112	204
Non-cash allocated expenses	968	-
Equity based compensation	317	211
Adjusted EBITDA	$3,087	$5,563

Reconciliation of Net Income (Loss) Attributable to Limited Partners to Adjusted EBITDA and Distributable Cash Flow Attributable to Partners (in thousands)

	Three Months	Three Months
	Ended	Ended
	March 31, 2016	March 31, 2015

Net income (loss) attributable to limited partners	$(26)	$2,659
Add:

Interest expense attributable to partners	1,556	802

Income tax expense attributable to partners	101	167
Depreciation, amortization and accretion attributable to partners	1,294	1,192

Equity based compensation attributable to partners	317	211

Adjusted EBITDA attributable to partners	$3,242	$5,031
Less:
Cash interest paid, cash taxes paid & maintenance capital expenditures	1,397	662

Distributable cash flow attributable to partners	$1,845	$4,369

Operating Data

	Three Months Ended March 31,
	2016	2015

Total barrels of saltwater disposed (in thousands)	3,697	4,619
Average revenue per barrel	$0.68	$0.92
Water and environmental services gross margins	54.6%	60.0%
Average number of inspectors	1,130	1,470
Average revenue per inspector per week	$4,541	$4,752
Pipeline inspection services gross margins	8.8%	8.9%
Average number of field personnel	26	-
Average revenue per field personnel per week	$12,598	$-
Pipeline integrity services gross margins	12.4%	-%
Maintenance capital expenditures (in thousands)	$99	$147
Expansion capital expenditures (in thousands)	$305	$706
Distributions (in thousands)	$4,812	$4,808
Common unit coverage ratio	0.77x	1.82x
Coverage ratio	0.38x	0.91x